Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
April 18, 2024
Cass Information Systems reports First Quarter 2024 Results
First Quarter Results
(All comparisons refer to the first quarter of 2023, except as noted)

•Net income of $7.2 million, or $0.52 per diluted common share.
•Return on average equity and assets of 12.66% and 1.20%, respectively.
•Increase in facility expense transaction volumes of 23.0%.
•Processing fee growth of 8.9%.
•Limited operating expense growth to 0.7% despite facility expense transaction volume increase.
•Maintained exceptional credit quality, with no non-performing loans or charge-offs.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported first quarter 2024 earnings of $0.52 per diluted share, as compared to $0.51 in the first quarter of 2023 and $0.61 in the fourth quarter of 2023. Net income for the period was $7.2 million, an increase of 0.5% from $7.1 million in the same period in 2023 and a decrease of $1.3 million, or 15.0%, as compared to the fourth quarter of 2023.
Martin Resch, the Company’s President and Chief Executive Officer, noted, “We successfully onboarded a significant number of new facility clients during the first quarter which we could not have accomplished as effectively without the technology platform upgrades we have completed over the last several quarters. Facility transaction volumes increasing 23.0% and operating expenses increasing only 0.7% show that we are becoming more scalable.” Resch added, “While current revenue and profitability levels are certainly not where we would like them to be due to the ongoing freight recession and other external events, we have robust new business pipelines throughout our lines of business which should place us in a good position to grow clients and transactions.”
First Quarter 2024 Highlights

Transportation Dollar Volumes – Transportation dollar volumes were $8.9 billion during the first quarter of 2024, decreases of 12.9% as compared to the first quarter of 2023 and 1.2% as compared to the fourth quarter of 2023. The average dollars per transaction declined to $1,019 during the first quarter of 2024 as compared to $1,036 in the fourth quarter of 2023 and $1,129 in the first quarter of 2023 as a result of lower fuel costs and overall freight rates. Transportation dollar volumes are key to the Company’s revenue as higher volumes generally lead to an increase in payment float, which generates interest income, as well as an increase in payments in advance of funding, which generates financial fees.

Facility Expense Dollar Volumes – Facility expense dollar volumes totaled $5.3 billion during the first quarter of 2024, increases of 0.3% as compared to the first quarter of 2023 and 9.9% as compared to the fourth quarter of 2023. The slight increase as compared to the first quarter of 2023 is largely reflective of new client volume, partially offset by lower energy prices. The increase as compared to the fourth quarter of 2023 is reflective of new client onboarding and related transaction growth.

Processing Fees – Processing fees increased $1.7 million, or 8.9%, over the same period in the prior year. The increase in processing fees was largely driven by an increase in facility transaction volumes of 23.0%. The Company has experienced recent success in winning facility clients with high transaction volumes. Transportation invoice volumes decreased 3.6% over the same period. The decline in transportation volumes is largely due to the on-going freight recession.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, decreased $482,000, or 4.3%. The decrease in financial fee income was primarily due to a decline in transportation dollar volumes of 12.9% in addition to changes in the manner certain vendors receive payments, partially offset by the increase in short-term interest rates between the periods.

Net Interest Income – Net interest income decreased $422,000, or 2.5%. The decrease in net interest income was attributable to a decline in average interest-earning assets of $99.5 million, or 4.6%. The Company’s net interest margin improved to 3.26% as compared to 3.23% in the same period last year.

The Company’s net interest margin declined 4 basis points as compared to 3.30% in the fourth quarter of 2023 primarily driven by a $91.6 million decrease in average non-interest bearing funding, consisting of $17.0 million in average non-interest bearing deposits and $74.6 million in average accounts and drafts payable. A cyber event at a CassPay client reduced payment volumes and related accounts and drafts payable during the first quarter of 2024.

Provision for Credit Losses - The Company recorded a provision of credit losses of $95,000 during the first quarter of 2024 as compared to a release of credit losses of $340,000 in the first quarter of 2023. The provision for credit losses for the first quarter of 2024 was largely driven by the increase in total loans of $22.7 million, or 2.2%, as compared to December 31, 2023.

Personnel Expenses - Personnel expenses increased $581,000, or 1.9%. Salaries and commissions increased $1.4 million, or 6.1%, as a result of merit increases and an increase in average full-time equivalent employees (“FTEs”) of 5.2% due to strategic investments in various technology initiatives. Share-based compensation decreased $724,000 reflecting the Company’s financial performance and the impact on performance-based restricted stock between the periods.

Non-Personnel Expenses - Non-personnel expenses declined $282,000, or 2.7%. Certain expense categories related to technology declined as the Company transitioned to new technology platforms for data entry.

Loans - When compared to December 31, 2023, ending loans increased $22.7 million, or 2.2%. The Company experienced growth in its commercial and industrial loan portfolio during the first quarter of 2024.

Payments in Advance of Funding – Average payments in advance of funding decreased $46.6 million, or 19.3%, primarily due to a 12.9% decrease in transportation dollar volumes, which led to fewer dollars advanced to freight carriers.

Deposits – Average deposits decreased $65.2 million, or 5.7%, when compared to the first quarter of 2023 and increased $22.5 million, or 2.1%, as compared to the fourth quarter of 2023. Total deposits at March 31, 2024 decreased $61.7 million, or 5.4% as compared to December 31, 2023. The Company experienced deposit attrition subsequent to the first quarter of 2023 as larger commercial depository clients moved their funds to higher interest rate alternatives outside of the banking system. However, the Company has experienced recent growth in its average deposit balances as a result of higher deposit rates and increased depositor confidence across the banking industry.

Accounts and Drafts Payable - Average accounts and drafts payable decreased $59.3 million, or 5.4%. The decrease in these balances, which are non-interest bearing, are primarily reflective of the decrease in transportation dollar volumes of 12.9%. In addition, a cyber event at a CassPay client reduced payment volumes and related average accounts and drafts payable. Accounts and drafts payable are a significant source of funding generated by payment float from transportation, facility and CassPay clients.

Shareholders’ Equity - Total shareholders’ equity has decreased $322,000 since December 31, 2023 as a result of an increase in accumulated other comprehensive loss of $1.7 million primarily related to the fair value of available-for-sale investment securities, dividends of $4.0 million and the repurchase of Company stock of $1.0 million, partially offset by net income of $7.2 million.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of $2.3 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include the impact of economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Actual results may differ materially from those set forth in the forward-looking statements.

Note to Investors

The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended March 31, 2024	Quarter Ended December 31, 2023	Quarter Ended March 31, 2023
Processing fees	$21,253	$20,728	$19,513
Financial fees	10,777	11,467	11,259
Total fee revenue	$32,030	$32,195	$30,772

Interest and fees on loans	12,776	12,796	12,235
Interest and dividends on securities	4,437	4,352	4,794
Interest on federal funds sold and other short-term investments	4,441	4,573	3,113
Total interest income	$21,654	$21,721	$20,142
Interest expense	5,178	4,687	3,244
Net interest income	$16,476	$17,034	$16,898
(Provision for) release of credit losses	(95)	215	340
(Loss) gain on sale of investment securities	—	(13)	39
Other	1,267	1,305	1,296
Total revenues	$49,678	$50,736	$49,345
Salaries and commissions	23,976	23,861	22,605
Share-based compensation	1,226	342	1,950
Net periodic pension cost	195	434	100
Other benefits	5,210	4,963	5,371
Total personnel expenses	$30,607	$29,600	$30,026
Occupancy	861	890	855
Equipment	1,881	1,950	1,650
Other	7,322	7,941	7,841
Total operating expenses	$40,671	$40,381	$40,372
Income from operations before income taxes	$9,007	$10,355	$8,973
Income tax expense	1,855	1,945	1,856
Net income	$7,152	$8,410	$7,117
Basic earnings per share	$.53	$.62	$.52
Diluted earnings per share	$.52	$.61	$.51

Share data:
Weighted-average common shares outstanding	13,530	13,467	13,599
Weighted-average common shares outstanding assuming dilution	13,785	13,755	13,863

Consolidated Balance Sheets

($ in thousands)

	(unaudited) March 31, 2024	December 31, 2023	(unaudited) March 31, 2023
Assets:
Cash and cash equivalents	$192,803	$372,468	$210,478
Securities available-for-sale, at fair value	621,929	627,117	703,037
Loans	1,036,997	1,014,318	1,070,373
Less: Allowance for credit losses	(13,299)	(13,089)	(13,254)
Loans, net	$1,023,698	$1,001,229	$1,057,119
Payments in advance of funding	221,552	198,861	259,819
Premises and equipment, net	32,613	30,093	20,967
Investments in bank-owned life insurance	49,496	49,159	48,278
Goodwill and other intangible assets	20,463	20,654	21,240
Accounts and drafts receivable from customers	32,856	110,651	37,288
Other assets	98,169	68,390	69,163
Total assets	$2,293,579	$2,478,622	$2,427,389

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$412,879	$524,359	$585,323
Interest-bearing	666,213	616,455	530,827
Total deposits	$1,079,092	$1,140,814	$1,116,150
Accounts and drafts payable	944,793	1,071,369	1,051,435
Other liabilities	40,207	36,630	42,304
Total liabilities	$2,064,092	$2,248,813	$2,209,889

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	204,361	208,007	206,614
Retained earnings	148,845	145,782	134,822
Common shares in treasury, at cost	(82,316)	(84,264)	(79,419)
Accumulated other comprehensive loss	(49,156)	(47,469)	(52,270)
Total shareholders’ equity	$229,487	$229,809	$217,500
Total liabilities and shareholders’ equity	$2,293,579	$2,478,622	$2,427,389

Average Balances (unaudited)

($ in thousands)

	Quarter Ended March 31, 2024	Quarter Ended December 31, 2023	Quarter Ended March 31, 2023
Average interest-earning assets	$2,063,239	$2,075,651	$2,162,734
Average loans	1,016,246	1,025,259	1,076,221
Average securities available-for-sale	635,422	615,666	724,839
Average short-term investments	352,163	356,887	295,150
Average payments in advance of funding	194,338	209,364	240,890
Average assets	2,381,582	2,414,665	2,499,341
Average non-interest bearing deposits	447,900	464,924	553,644
Average interest-bearing deposits	631,622	592,055	591,102
Average borrowings	11	11	5,834
Average interest-bearing liabilities	631,633	592,066	596,936
Average accounts and drafts payable	1,035,833	1,110,415	1,095,182
Average shareholders’ equity	$226,669	$207,834	$209,791

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended March 31, 2024	Quarter Ended December 31, 2023	Quarter Ended March 31, 2023
Return on average equity	12.66%	16.06%	13.76%
Return on average assets	1.20%	1.38%	1.15%
Net interest margin (1)	3.26%	3.30%	3.23%
Average interest-earning assets yield (1)	4.27%	4.20%	3.84%
Average loan yield	5.06%	4.95%	4.61%
Average investment securities yield (1)	2.71%	2.63%	2.62%
Average short-term investment yield	5.07%	5.08%	4.28%
Average cost of total deposits	1.93%	1.76%	1.15%
Average cost of interest-bearing deposits	3.30%	3.14%	2.18%
Average cost of interest-bearing liabilities	3.30%	3.14%	2.20%
Allowance for credit losses to loans	1.28%	1.29%	1.24%
Non-performing loans to total loans	—%	—%	—%
Net loan charge-offs (recoveries) to loans	—%	—%	—%
Common equity tier 1 ratio	14.84%	14.73%	13.76%
Total risk-based capital ratio	15.60%	15.49%	14.49%
Leverage ratio	11.34%	10.71%	10.01%
(1) Yields are presented on tax-equivalent basis assuming a tax rate of 21%.

Transportation invoice volume	8,771	8,733	9,098
Transportation dollar volume	$8,939,646	$9,044,772	$10,268,451
Facility expense transaction volume	4,264	3,505	3,468
Facility expense dollar volume	$5,329,566	$4,848,064	$5,313,385